Contact:	Douglas Sayles	Herb Lanzet (Investors)
	Biopure Corporation	H.L. Lanzet Inc.
	(617) 234-6826	(212) 888-4570
	IR@biopure.com	lanzet@aol.com

FOR IMMEDIATE RELEASE
BIOPURE ANNOUNCES FINAL SETTLEMENT OF SEC LITIGATION
CAMBRIDGE, Mass., September 12, 2006 — Biopure Corporation (Nasdaq: BPUR) announced today that the Securities and Exchange Commission (SEC) has given final approval to the company’s previously announced agreement in principle with the staff of the SEC to settle the litigation, filed in September 2005, concerning disclosures the company made in 2003.
“This settlement removes a cloud over the company,” said Biopure Chairman and CEO Zafiris G. Zafirelis. “I am pleased to put this issue behind us as we focus on the development of our oxygen therapeutics.”
Under the settlement agreement, the company consented, without admitting or denying the allegations in the complaint, to an injunction against future violations of federal securities laws and regulations. No payments were required of the company. In addition, the company agreed to retain and adopt the recommendations of an independent consultant who will review the company’s disclosure procedures.
The SEC also gave final approval to a separate settlement agreement with the company’s general counsel. The settlement consisted of a consent, without admitting or denying any allegations, to an injunction against aiding or abetting violations of certain non-intent-based reporting requirements, payment of a civil penalty, and dismissal by the SEC of all other allegations in the complaint.
These settlement agreements conclude the SEC’s investigation and litigation of this matter with respect to Biopure and its general counsel.
Biopure Corporation develops, manufactures and markets pharmaceuticals, called oxygen therapeutics, that are intravenously administered to deliver oxygen to the body’s tissues.
Statements in this press release that are not strictly historical are forward-looking statements. Actual results and their timing may differ materially from those projected in these forward-looking statements due to risks and uncertainties. These risks include, without limitation, uncertainties regarding the company’s financial position, unexpected costs and expenses, delays and determinations by regulatory authorities, unanticipated problems with the product’s commercial use, whether or not product related, and with product distributors, sales agents or other third parties, and delays in clinical trials. The company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof. A full discussion of the company’s operations and financial condition can be found in the company’s filings with the U.S. Securities and Exchange Commission, including under the heading “Risk Factors” in the Form 10-Q filed on September 11, 2006, which can be accessed in the EDGAR database at the SEC Web site, http://www.sec.gov.
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